UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2007

GRAN TIERRA ENERGY INC.

(Exact name of Registrant as specified in its charter)
Nevada	98-0479924
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number: 000-52594

300, 611 - 10th Avenue S.W.
Calgary, Alberta, Canada T2R 0B2
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On October 10, 2007, Gran Tierra Energy Inc. held its 2007 Annual Meeting of Stockholders. At the Annual Meeting, the stockholders approved Gran Tierra’s 2007 Equity Incentive Plan, which amends and restates Gran Tierra’s 2005 Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance upon exercise of options granted under the 2005 Plan from 2,000,000 shares to 9,000,000 shares, to eliminate the 1,000,000 share limit on the number of shares allowed to be issued to members of the former management team of Gran Tierra Energy, Inc., the Canadian corporation, to eliminate the ability to issue options with a reload feature, to eliminate the 200,000 share limit allowed to be issued to an individual in any calendar year, and to make certain other changes. The 2007 Plan provides for the grant of stock options, restricted stock awards, stock appreciation rights, restricted stock units and other stock awards.

Under the 2005 Plan, the Board was authorized to issue options or other rights to acquire up to 2,000,000 shares of our common stock. The Board granted stock options in excess of this limit, some of which were in excess of the other limits within the 2005 Plan described above, which grants would be rescinded if the 2007 Plan was not approved by the stockholders. As a result of the stockholder approval on October 10, 2007, these grants are no longer subject to rescission. Included in the grants that were subject to rescission were the following grants to Gran Tierra executive officers:

Name and Position	Number of Shares Underlying Options Granted

Dana Coffield, President and Chief Executive Officer(2)	200,000

James Hart, Former Vice President, Finance and Chief Financial Officer	125,000

Rafael Orunesu, President, Gran Tierra Argentina	100,000

Max Wei, Vice President, Operations	100,000

Edgar Dyes, President, Argosy Energy/Gran Tierra Energy Columbia	100,000

Martin Eden, Chief Financial Officer, Treasurer and Secretary	225,000

More information on the 2007 Plan and the grants to executive officers under the 2005 Plan that were subject to rescission can be found in Gran Tierra’s definitive proxy statement, filed with the Securities and Exchange Commission on September 17, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAN TIERRA ENERGY INC

Dated October 15, 2007	By:	/s/ Martin H. Eden
Martin H. Eden Chief Financial Officer